UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2014

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.0     Entry into a Material Definitive Agreement.

Please see discussion of the Separation Agreement below, which is incorporated into this Item 1.01 by reference.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously disclosed on a Current Report on Form 8-K filed by Lilis Energy, Inc. (the “Company”) on July 15, 2014, Robert A. Bell, president and chief operating officer of the Company, provided notice of his intent to resign from his position as an officer of the Company on July 9, 2014 in order to focus his full attention on other ongoing roles and responsibilities. On August 4, 2014, the Company entered into a Separation Agreement with Mr. Bell (the “Separation Agreement”), providing for his resignation as an officer of the Company and from the Company’s board of directors, effective as of August 1, 2014. Mr. Bell was not a member of any committee of the board of directors at the time of his resignation.

The Separation Agreement provides, among other things, that the Company will pay to Mr. Bell an aggregate of $100,000 in cash and issue to Mr. Bell 66,667 shares of the Company’s common stock (“Common Stock”), in addition to satisfying the Company’s outstanding obligation to pay Mr. Bell $100,000 in cash and issue to Mr. Bell 33,333 shares of Common Stock. The Separation Agreement also contains certain mutual covenants, and reaffirms the survival of certain confidentiality provisions contained in the Employment Agreement dated as of May 1, 2014 between the Company and Mr. Bell (the “Employment Agreement”). In addition, Mr. Bell and the Company each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or presently may have, including claims relating to Mr. Bell’s employment. The Separation Agreement effectively terminates the Employment Agreement, notwithstanding the survival of certain provisions as specifically provided in the Separation Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2014	LILIS ENERGY, INC.

	By:	/s/ Eric Ulwelling
Acting Chief Financial Officer